Exhibit 99.C

                              AMENDMENT NO. 1
            TO PURCHASE, DEVELOPMENT, AND DEPLOYMENT AGREEMENT

     This Amendment No. 1 (the "Amendment"), dated May 10, 2001, modifies the Purchase, Development, and Deployment Agreement (the "Agreement") between BIZ Interactive Zone ("BIZ") and Wave Systems Corp. ("Wave") dated October 2, 2000. The parties agree as follows:

1.  DEFINITIONS.

     The definitions in the Agreement shall apply to this Amendment.

2.  THE PROJECT.

     Section 2 of the Agreement, describing the development work to be accomplished by Wave under the Project, is modified to include "porting" or adapting the Embassy Chip to operate under the Linux operating system in a set top box or a cable modem. The development, work described above shall supercede and replace that described in Section 2 of the Agreement. The development work under the Project shall be owned by Wave and BIZ, and BIZ shall continue to have distribution rights with respect to Embassy-Enabled-Product as set forth in the Agreement. Wave and BIZ agree to establish a timeline, review milestones and interim delivery schedules ("Milestones") for the Project. Upon reaching the agreed upon Milestones, Wave shall deliver the required item. BIZ shall then provide in writing either acceptance or rejection (and the reasons for any rejection) of the completed Milestone.

3.  PAYMENT.

     a. Sections 7a and 7b of the Agreement are deleted. For the additional development work to be accomplished under the Project as described in Section 2, above, BIZ agrees to pay Wave $277,778 per month (the "Monthly Payment") for eighteen (18) months beginning June 1, 2001. If Wave and BIZ jointly agree to accelerate the development delivery time, they will also consider accelerated payment terms. There shall be a ten (10) business day grace period following the first of each mouth for the Monthly Payment (the "Due Date").

     b. Simultaneously with the execution of this Amendment, BIZ will place with Wave an open $5,000,000 purchase order in the form of Exhibit A to this Amendment.

4.  DEFAULT.
     a. In the event the $5 million in purchase order is not entirely used by June 30, 2003, in addition to other available remedies, the rights granted to BIZ in Sections 4(a)(i) and 4(a)(ii) of the Agreement shall, at Wave's option, become non-exclusive.

     b. If BIZ fails to pay any installment under Section 3(a) in full, when and as the same shall become due and payable according to the terms of this Amendment and if said default is not cured within 30 days after written notice thereof is received by BIZ (each, a "Default," and collectively, the "Defaults"), the unpaid portion of the installment shall automatically convert into a right (each, a "Stock Acquisition Right," and collectively, the "Stock Acquisition Rights"), exercisable by Wave upon five (5) business days' prior written notice to BIZ, to acquire a number of fully paid, nonassessable shares of common stock of BIZ, par value $0.001 per share ("BIZ Common Stock"). Such number of shares of BIZ Common Stock to be received by Wave upon exercise of the Stock Acquisition Rights shall be determined by dividing the Fair Market Value (defined below) of a share of BIZ Common Stock on the date of exercise of the Stock Acquisition Right into the aggregate Credit Amount (defined below) related to the Defaults. The "Fair Market Value" shall mean the following: (i) if BIZ Common Stock is listed on a national securities exchange or the Nasdaq National Market ("Publicly Traded"), the fair market value of BIZ Common Stock per share shall be the average of closing price of BIZ Common Stock for the ten (10) trading-day period prior to the date of exercise, as reported with respect to such market (or composite of markets, if more than one) in which BIZ Common Stock is then traded or (ii) if BIZ Common Stock is not then Publicly Traded, the fair market value of BIZ Common Stock per share shall be the per share price paid for shares of any class of BIZ stock in the most recent bona fide, arm's length equity financing (yielding net proceeds of at least $500,000) consummated before the date of exercise of the Stock Acquisition Right. The "Credit Amount" with respect to any Default under Section 3(a) shall be the portion of the installment payment that is not paid on the Due Date of such installment payment.

     c. Wave's Stock Acquisition Right with respect to a Default may be exercised by Wave at any time within ten years of the date of such Default. The Stock Acquisition Rights not exercised by Wave shall be automatically exercised immediately prior to the occurrence of the following events: (i) the closing of a public offering of BIZ Common Stock pursuant to an effective registration statement under the Securities Act of 1933, if such Stock Acquisition Right is acquired at a time when BIZ Common Stock is not Publicly Traded, (ii) the commencement of voluntary or involuntary proceedings to wind up and dissolve BIZ or its successor in interest, as the case may be, or (iii) sale of all or substantially all of the assets of BIZ.

     d. BIZ may, at anytime as long as any of the Stock Acquisition Rights is outstanding and not exercised, elect to redeem any of the Stock Acquisition Rights and convert the aggregate Credit Amount, all or in part, into BIZ Common Stock, or common stock of its successor in interest, provided that the shares issued have been previously registered.

     e. Within 30 calendar days of the date of this Amendment, BIZ shall take all necessary corporate action to reserve 1,150,000 shares of its authorized but unissued common stock for issuance to Wave pursuant to paragraph b above and shall provide Wave with evidence of such action in a form which is reasonably satisfactory to Wave. BIZ shall keep such reservation of shares in effect until all sums payable by BIZ under section 3(a) have been paid in full or until all Stock Acquisition Rights received by Wave have been exercised or deemed exercised.

     f. Upon exercise of the Stock Acquisition Right for a particular Credit Amount and issuance of shares of BIZ Common Stock for such Credit Amount, BIZ shall not be obligated to pay and Wave shall have no further right to claim such Credit Amount, and the number of reserved shares shall be reduced by the number of shares issued in such exercise.
     g. In consideration of said reserved shares, Wave shall complete and deliver to BIZ no later than December 31, 2002 the "development work to be accomplished under the Project" as stated in Section 2. BIZ shall have the right to test the delivered product for 60 calendar days following the delivery date, and report any corrections required within the aforesaid 60 calendar day period. Wave shall have an additional 120 calendar days to make the appropriate corrections, and in the event that Wave cannot deliver the development work in proper working order, any stock reserved under this Agreement shall release from encumbrance under this Amendment No. 1, and Wave shall refund to BIZ all cash payments made and Credit Amounts claimed during the period following the last completed Milestone signed-off by BIZ. If the "development work to be accomplished under the Project" is not delivered to BIZ by December 31, 2002, in addition to other available remedies, the rights granted to BIZ in Sections 4(a)(i) and 4(a)(ii) of the Agreement shall, at BIZ's option remain exclusive, and Section 4(a) of this Amendment No. 1 shall be automatically terminated.

     h. If, prior to the payment in full of all amounts payable by BIZ pursuant to Section 3(a), BIZ or its successor in interest is eligible to use Securities and Exchange Commission ("SEC") Form S-3 or any successor form adopted by the SEC for substantially the same purpose, BIZ or such successor, as the case may be, shall, within 90 calendar days of its receipt of a written request therefor from Wave, at its sole cost, prepare and file all necessary documents with the SEC to effect a shelf registration and all Blue Sky qualifications and evidences of compliance as would permit or facilitate the public sale of Wave's Registrable Securities (defined below). "Registrable Securities" are securities received or receivable by Wave pursuant to the exercise, deemed exercise or redemption of a Stock Acquisition Right and any other securities issued as a dividend or other distribution with respect to or in exchange for such securities. Wave may make no more than two (2) requests for registration in any one (1) calendar year.

     i. If, following the exercise or deemed exercise by Wave at least one Stock Acquisition Right, Wave notifies BIZ or its successor in interest of its election to cause its Registrable Securities to be registered, BIZ or its successor in interest as the case may be shall, at its expense, use its diligent best efforts to effect all such registrations, qualifications and compliances as would permit or facilitate the public sale of Wave's Registrable Securities.

5.  MERGER.

     In the event of a merger or combination, all the references in Section 4 of this Amendment to BIZ's securities shall, from the effective date of the merger or combination, be deemed to refer to the securities of BIZ's successor in interest.

6.  EFFECT OF AMENDMENT.

     This Amendment shall be effective as of its date written above. All other terms and conditions of the Agreement shall remain in full force and effect except as modified by this Amendment. To the extent there is any conflict between this Amendment and the Agreement, this Amendment shall prevail. This Amendment shall be binding upon and shall inure to the benefit of the parties and their successors and assigns.

     IN WITNESS HEREOF, the parties hereto have executed the Amendment as of the date first written above.

BIZ INTERACTIVE ZONE                      WAVE SYSTEMS CORP.


By:________________________________       By:___________________________________
        Authorized Officer                        Authorized Officer

___________________________________       ______________________________________
Print Name and Title                      Print Name and Title